November 29, 1999
The Gabelli Money Market Funds
One Corporate Center
Rye, New York 10580-1434

Re: Post-Effective Amendment No. 10 to Registration Statement (Securities Act File No. 33-48220; Investment Company Act File No. 811-6687) (the "Registration Statement")

Ladies and Gentlemen:

     You have requested us, as counsel to The Gabelli Money Market Funds (the "Trust"), a business trust organized under the laws of the State of Delaware, to furnish you with this opinion in connection with the Trust's filing of Post-Effective Amendment No. 10 to its Registration Statement on Form N-1A (the "Amendment").

     We have examined copies of the Trust's Agreement and Declaration of Trust and By-laws, each as now in effect, and the Amendment. We have also examined such other records, documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed. In our examination of the above material, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Trust and others. Based upon the foregoing, we are of the opinion that:

     1. The Trust is duly organized and validly existing as a business trust in good standing under the laws of the State of Delaware.

     2. The shares of the Trust to be offered for sale pursuant to the Registration Statement are duly authorized and, when sold, issued and paid for as contemplated by the Registration Statement, will have been validly and legally issued and will be fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Amendment, to the reference to our name under the heading "Counsel and Independent Accountants" in the Statement of Additional Information included as part of the Amendment, and to the filing of this opinion as an exhibit to any application made by or on behalf of the Trust or any distributor or dealer in connection with the registration or qualification of the Trust or the shares under the securities laws of any state or other jurisdiction.

     We do not intend to express any opinion as to any matters governed by any law other than the law of the State of New York, the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws) and the federal law of the United States.

Very truly yours,
/s/ Willkie Farr & Gallagher
Willkie Farr & Gallagher